Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement ("Agreement") is made between Windtree Therapeutics Inc, a Delaware corporation having its principal place of business at 2600 Kelly Road, Warrington, PA 18976 (hereinafter "WINDTREE"), and Momentum Research Inc. a C corporation having its principal place of business at [***] (hereinafter "MRI"). When signed by both parties, this Agreement will set forth the terms and conditions under which MRI agrees to provide certain services to WINDTREE as set forth herein.

RECITALS:

A. WINDTREE is a clinical-stage biopharmaceutical and medical device company. MRI is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries.

B. WINDTREE and MRI desire to enter into this Agreement to provide the terms and conditions upon which WINDTREE may engage MRI to provide non-exclusive services for projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

Now, therefore, in consideration of the mutual covenants and promises set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follow:

AGREEMENT:

1. SCOPE OF THE AGREEMENT; WORK ORDERS; NATURE OF SERVICES;

a) SCOPE OF AGREEMENT. As a "master" form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1(b) below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by MRI and MRI’s corporate affiliates (see Section 17) and, accordingly, this Agreement represents a vehicle by which WINDTREE can efficiently contract with MRI and its corporate affiliates for a broad range of services.

b) WORK ORDERS. The specific details of each project under this Agreement (each "Project") shall be separately negotiated and specified in writing on terms and in a form agreed to in writing by both parties (each such writing, a "Work Order"). A sample Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter. All Work Orders and other exhibits hereto shall be deemed to be incorporated herein by reference.

c) NATURE OF SERVICES. The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, data processing, regulatory, clerical, project management, preclinical services, pharmaceutical sciences services, medical device services, and other research and development services requested by WINDTREE and agreed to by MRI as set forth in the relevant Work Order (collectively, the "Services"). MRI and WINDTREE, where appropriate, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with the relevant Work Order. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of WINDTREE. The obligations that have been transferred to MRI will be set forth in the FDA Form 1571.

2. PAYMENT OF FEES AND EXPENSES.

WINDTREE will pay MRI for fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order. WINDTREE agrees that the budget and payment schedule for each Work Order will be structured in an effort to maintain cash neutrality for MRI (with respect to the payment of professional fees, pass-through costs and otherwise). WINDTREE agrees that a prepayment may be necessary for MRI to maintain cash neutrality over the term of the Work Order, taking into account payment terms agreed upon between the parties. Any items to be prepaid shall be specified in the applicable Work Order. Unless otherwise agreed in a particular Work Order, the following shall apply: (a) MRI will invoice WINDTREE monthly for the fees, expenses and pass-through costs (with no administrative overhead) actually incurred in performing the Services; and, (b) WINDTREE shall pay each invoice within twenty five (25) days of WINDTREE’s receipt of the invoice. If any portion of an invoice is disputed, then WINDTREE shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. WINDTREE shall pay MRI interest, on a per diem basis at a rate equal to one percent (1%) per annum, on all undisputed amounts owing hereunder and not paid within thirty (30) days of WINDTREE’s receipt of the invoice. Invoices should be submitted to:

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976-3646

Attention: [***]

With a copy to [***]

MRI may be required to travel to such locations as reasonably requested by WINDTREE for performance of the Services. All such travel shall be in accordance with WINDTREE’S Travel Policy, a copy of which is attached hereto as Exhibit B.

3. TERM.

This Agreement shall commence on the date it has been signed by all parties and shall continue for a period of five (5) years from the date of execution, or until terminated by either party in accordance with Section 15 below. The Agreement will automatically renew each year thereafter for a period of one year, unless either party notifies the other party in writing at least 45 days prior to the renewal date that it does not want to renew the Agreement.

4. CHANGE ORDERS.

Any (a) change in the details of a Work Order, even if a fixed price Work Order, or (b) change in the assumptions upon which a Work Order is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of the Project by WINDTREE) may require changes in the budget and/or time lines, and shall require a written amendment to the Work Order (a "Change Order"). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and will include a specified period of time (as agreed upon by the parties) within which MRI will implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. MRI reserves the right to postpone effecting material changes in the Project's scope until such time as the parties agree to and execute the corresponding Change Order. If the parties cannot agree upon the terms of a Change Order within a reasonable period of time not to exceed thirty (30) days, then WINDTREE reserves the right to terminate the applicable Work Order immediately upon notice to MRI, paying for only those costs actually and necessarily incurred by MRI for Services performed on the Work Order through the termination date.

For any Change Order that affects the scope of the regulatory obligations that have been transferred to MRI, MRI and WINDTREE shall execute a corresponding amendment to the Transfer of Obligations Form. WINDTREE shall provide such changes to the FDA on the 1571 form and will file such amendment where appropriate, or as required by law or regulation.

5. CONFIDENTIALITY.

It is understood that during the course of this Agreement, all data and information provided by WINDTREE and its officers, employees, contractors, agents and affiliates to MRI or any of its officers, employees, contractors, agents or affiliates, except as otherwise expressly acknowledged in writing in each and every instance by WINDTREE, is confidential and proprietary to WINDTREE. All such data and information (hereinafter "WINDTREE Confidential Information"), whether written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to MRI or its officers, employees, contractors, agents or affiliates as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of WINDTREE.

All information regarding MRI’s operations, methods, and pricing and all MRI’s Property (as defined in Section 6 below), disclosed by MRI to WINDTREE in connection with this Agreement is proprietary, confidential information belonging to MRI (the "MRI Confidential Information", and together with the “WINDTREE Confidential Information”, the "Confidential Information"). The Confidential Information shall be used by the receiving party and its officers, employees, contractors, agents and affiliates only for purposes of performing the receiving party's obligations hereunder. Each party agrees that: (a) it will not (and will not permit its officers, employees, contractors, agents or affiliates to) reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party, and (b) it will not use or capitalize upon (or permit its officers, employees, contractors, agents or affiliates to use or capitalize upon) the Confidential Information. Each party agrees that it will not disclose the terms of this Agreement or any Work Order to any third party without the prior written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect indefinitely and shall survive the termination of this Agreement and all Work Orders.

The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed, provided however that the other party is promptly notified in writing of such requirement prior to, if practicable, disclosure and given an opportunity to obtain a suitable protective order.

6. OWNERSHIP AND INVENTIONS.

All data, information, inventions, improvements in know-how, new uses, processes and compounds relating to the study drug(s) and or products(s) covered by this Agreement and/or applicable Work Orders that are conceived, generated, derived, or reduced to practice as a result of the Services performed by MRI under this Agreement , whether developed independently by MRI or jointly with others shall be and remain the exclusive property of WINDTREE (“WINDTREE’s Property”), and MRI agrees to assign its rights in all WINDTREE’s Property to WINDTREE. For these purposes, MRI agrees to make, constitute and appoint WINDTREE, irrevocably and coupled with an interest, MRI’s true and lawful attorney in fact, in MRI’s name, place and stead, to sign, execute, acknowledge, deliver and record all documents and instruments, at any time and in any manner, which WINDTREE may deem necessary or desirable to grant and assign to WINDTREE all rights of any nature whatsoever (including, but not limited to the exclusive global copyrights, patents, trademarks and service marks) in and to WINDTREE’s Property. Notwithstanding the foregoing, WINDTREE acknowledges that MRI possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by MRI and which relate to its business or operations (collectively "MRI’S Property"). WINDTREE and MRI agree that any of MRI’s Property or improvements thereto which are used, improved, modified or developed by MRI under or during the term of this Agreement are the sole and exclusive property of MRI.

7. RECORDS AND MATERIALS.

At the completion of the Services by MRI, or earlier, at the request of WINDTREE, all materials, information and all other data owned by WINDTREE, regardless of the method of storage or retrieval, shall be delivered to WINDTREE in such form as is then currently in the possession of MRI. Alternatively, at WINDTREE's written request, such materials and data may be retained by MRI for WINDTREE for an agreed-upon time period, or disposed of pursuant to the written directions of WINDTREE. WINDTREE shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by MRI of records and materials after completion or termination of the Services. MRI, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein and the requirements of applicable law, one copy of all materials for its corporate files. Nothing in this Agreement shall be construed to transfer from WINDTREE to MRI any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

8. INDEPENDENT CONTRACTOR RELATIONSHIP.

Except as provided in Article 10 herein, for the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venture and neither party shall have the power or right to bind or obligate the other party or shall hold itself out as having such authority. If, however, WINDTREE desires to conduct clinical trials in one or more countries that require a local WINDTREE representative, and WINDTREE does not have an office in those countries, then the parties may agree, pursuant to a Work Order in each and every such instance, that MRI or its affiliate shall serve as its agent for that purpose, and the parties will include in the Work Order an attachment regarding local representative duties.

9. REGULATORY COMPLIANCE; INSPECTIONS.

MRI agrees that its Services will be conducted in compliance with ICH Guidelines, Good Clinical Practices, all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. MRI’s standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Work Order. MRI certifies that it has not been debarred by the FDA pursuant to Section (a) or (b) of 21 U.S.C. Section 335a, and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. WINDTREE represents and certifies that it will not require MRI to perform any assignments or tasks in a manner that would or potentially would violate any applicable law or regulation or scientific standard. WINDTREE further represents that it will cooperate with MRI in taking any actions that MRI reasonably believes are necessary to comply with the regulatory obligations that have been transferred to MRI.

Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. However, WINDTREE shall in each such instance have the right to review and approve MRI’s response with respect to WINDTREE's study or Project, but such approval shall not be unreasonably withheld. Each party shall: a) notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of WINDTREE in which MRI is providing Services and such inspection or inquiry relates to or affects such Services, including but not limited to, inspections of investigational sites or laboratories; b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such an inspection or inquiry, including, but not limited to, FDA Form 483 notices, and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the other party; and, c) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence (provided, however, that the party may refer to the other party even in the absence of such written consent if the consent was appropriately requested, the consent was not timely received by the requesting party, and the reference was reasonably necessary for a proper response to the regulatory correspondence). Where reasonably practicable, each party will be given the opportunity to have a representative present during an FDA or regulatory inspection.

Each party acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities. Provided, however, that each party agrees that, during an inspection by the FDA or other regulatory authority concerning any study or Project of WINDTREE in which MRI is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior written consent of the other party, which consent shall not unreasonably be withheld. Such information and materials include, but are not limited to, the following: 1) financial data and pricing (including, but not limited to, the budget and payment sections of the Work Order); 2) sales data (other than shipment data); 3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements); and 4) Confidential Information of the other party.

During the term of this Agreement, MRI will permit WINDTREE's representatives (unless such representatives are competitors of MRI) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. All information disclosed, revealed to or ascertained by WINDTREE in connection with any such audit or examination or in connection with any correspondence between MRI and any regulatory authorities (including any FDA Form 483 notices) shall be deemed to constitute MRI Confidential Information for purposes of this Agreement. WINDTREE shall reimburse MRI for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services ("Inspection") instigated by WINDTREE or by a governmental authority, unless such Investigation finds that MRI breached this Agreement or any applicable law or regulation.

10. RELATIONSHIP WITH INVESTIGATORS.

The parties acknowledge and agree that medical professionals who participate in WINDTREE’s clinical trials (“Investigators”) shall not be considered the employees, agents, or subcontractors of MRI or WINDTREE. MRI’s responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and the applicable Work Order.

If MRI will be paying Investigators on behalf of WINDTREE, the parties will agree in the applicable Work Orders as to a schedule of amounts to be paid to Investigators. WINDTREE acknowledges and agrees MRI will only pay Investigators from advances or pre-payments received from WINDTREE for Investigators' services, and that MRI will not make payments to Investigators prior to receipt of sufficient funds from WINDTREE. WINDTREE acknowledges and agrees that MRI will not be responsible for delays in a study or Project to the extent that such delays are caused by WINDTREE's failure to make adequate pre-payment for Investigators' services. WINDTREE further acknowledges and agrees that payments for Investigators' services are pass-through payments to third parties and are separate from payments for MRI’s Services.

11. CONFLICT OF AGREEMENTS.

MRI represents to WINDTREE that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement, and that during the term of this Agreement, MRI agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. WINDTREE agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to MRI in any study or project without prior written notice to MRI.

12. RESTRICTIONS ON ANNOUNCEMENTS.

MRI shall not make any oral presentation or publications relating to any Project without WINDTREE's prior written consent except as required by law or by court or administrative order. Neither party shall employ or use the name of the other party in any announcement, publication or promotional material or in any form for public distribution, without the prior written consent of the other party, except as required by law or by court or administrative order. WINDTREE shall have the exclusive, unrestricted right to publish the results of a particular study.

13. INDEMNITY.

WINDTREE shall indemnify and hold MRI and its affiliates, and their respective directors, officers, employees, and agents (the “MRI Indemnified Parties”) harmless and hereby forever releases and discharges the MRI Indemnified Parties from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) ("Losses") that the MRI Indemnified Parties may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a third party against any of them arising out of or relating to the Services performed under this Agreement or any Work Order, solely to the extent such Losses arise out of (a) any injury to or death of any person participating in any Project or study (unless caused in whole or in part by the intentional misconduct or negligent acts of the MRI Indemnified Parties, or any of them), (b) the negligence or intentional misconduct of WINDTREE or its affiliates, or their respective directors, officers, employees or agents, (c) any breach of this Agreement or any Work Order by WINDTREE or its affiliates, or its or their directors, officers, employees or agents; (d) any theory of product liability (including, without limitation, actions in the form of tort, warranty or strict liability), solely as it relates to medical products or drugs that are the subject of the applicable study or Project being conducted by WINDTREE for which MRI has provided Services pursuant to a Work Order hereunder; or e) any patent infringement action, solely as it relates to medical products, drugs or devices that are the subject of the applicable study or Project being conducted by WINDTREE for which MRI has provided Services pursuant to a Work Order hereunder.

Notwithstanding the foregoing, the MRI Indemnified Parties shall not be entitled to any indemnification hereunder to the extent that Losses result from (1) any material breach by MRI of its obligations under this Agreement, or (2) the negligence, recklessness or intentional acts or omissions in connection with the work performed by or on behalf of MRI hereunder. In no event shall WINDTREE indemnify MRI for any loss, liability, damage or expense suffered or incurred as a result of activity which is outside the scope of a Work Order hereunder.

MRI shall indemnify and hold WINDTREE and its affiliates, and their respective directors, officers, employees, and agents (the “WINDTREE Indemnified Parties”) harmless and hereby forever releases and discharges the WINDTREE Indemnified Parties from and against all Losses that the WINDTREE Indemnified Parties may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a third party against any of them arising out of or relating to the Services performed under this Agreement or any Work Order to the extent that such claims, demands, actions or other proceedings result from (a) any material breach of MRI of its obligations under this Agreement, or (b) the negligence, recklessness or intentional acts or omissions in connection with the work performed by or on behalf of WINDTREE hereunder.

14. PROCEDURE.

The party that intends to claim indemnification under Article 13 (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") for any loss, claim, damage, liability or action with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such loss, claim, damage, liability or action is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in Article 13 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is affected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under Article 13 to the extent of such prejudicial impact, but the omission to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise under Article 13. The indemnitor shall not settle the action or otherwise consent to an adverse judgement in such action that diminishes the rights or interest of the Indemnitee without the express consent of the Indemnitee. The Indemnitee under this Article, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. The Indemnitee shall keep the Indemnitor informed of any investigation and the Indemnitor shall have the right to review and comment on the conduct of the investigation.

15. TERMINATION.

Except as otherwise expressly provided in this Agreement:

WINDTREE may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement on forty-five (45) days' prior written notice to MRI. Upon any material breach of this Agreement by either party, the non-breaching party may terminate this Agreement upon thirty (30) days written notice to the breaching party. For purposes of this Agreement, material breach includes, but is not limited to, nonperformance and breach of Confidential Information. Either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days' written notice specifying the nature of the breach. The notice shall become effective at the end of the thirty (30) day period unless the breaching party cures such breach within such period. During the 30-day cure period for termination due to breach; each party will continue to perform its obligations under the Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the parties shall promptly meet to prepare a close-out schedule, and MRI shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

If this Agreement or any Work Order is terminated, WINDTREE shall pay MRI for all Services performed in accordance with this Agreement and any applicable Work Order and reimburse MRI for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date. WINDTREE shall pay for all the work actually performed in accordance with this Agreement and the applicable Work Order, even if the parties' original payment schedule spreads-out payments for certain services (examples are unit or milestone-based payments) or defers payments for certain services until the end of the study or Project.

16. RELATIONSHIP WITH AFFILIATES.

WINDTREE agrees that MRI may use the Services of MRI’s corporate affiliates, subject to prior written consent by WINDTREE, to fulfill MRI’s obligations under this Agreement and any Work Order. Any affiliate so used shall be subject to all of the terms and conditions applicable to MRI under this Agreement or any Work Order, entitled to all rights and protections afforded MRI under this Agreement or any Work Order. MRI agrees that WINDTREE's affiliates may use the services of MRI (and its affiliates) under this Agreement. In such event, such WINDTREE affiliates shall be bound by all the terms and conditions of this Agreement and any Work Order and entitled to all rights and protections afforded WINDTREE under this Agreement and any Work Order. The term "affiliate" shall mean all entities controlled by or under common control with WINDTREE or MRI, as the case may be. The term "control" shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the policies and direction of an entity.

17. COOPERATION; WINDTREE DELAYS; DISCLOSURE OF HAZARDS.

WINDTREE shall forward to MRI in a timely manner all documents, materials and information in WINDTREE's possession or control necessary for MRI to conduct the Services. MRI shall not be liable to WINDTREE nor be deemed to have breached this Agreement or any Work Order for errors, delays or other consequences arising from WINDTREE's failure to timely provide documents, materials or information or to otherwise cooperate with MRI in order for MRI to timely and properly perform its obligations. In the event WINDTREE provides notice to MRI that it plans to delay a Project from its agreed starting date or suspend performance of a Project for a period longer than 10 working days, then, at WINDTREE’s sole discretion,: a) WINDTREE will pay the standard daily rate of MRI’s personnel assigned to the Project, based on the percentage of their time allocated to the Project, for the period of the delay beginning on the eleventh working day, in order to keep the current team members; or, b) MRI may re-allocate the personnel at its discretion, and WINDTREE will pay the costs of retraining new personnel if and when the Project or study resumes. In addition, WINDTREE will pay all non-cancelable costs and expenses incurred by MRI due to the delay and will adjust all timelines to reflect additional time required due to the delay.

WINDTREE shall provide MRI with all information available to it regarding known or potential hazards associated with the use of any substances supplied to MRI by WINDTREE, and WINDTREE shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

18. FORCE MAJEURE.

In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons beyond the reasonable control of the party, including strike, lockouts, labor troubles, inability to procure materials or services, failure of power, declaration of martial law, riots, insurrection, Acts of God, inclement weather or other reason or cause beyond that party's control, then performance of such act shall be excused for the period of such delay.

19. NOTICES AND DELIVERIES.

Any notice required or permitted to be given by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid, or by electronic mail to the following addresses:

If to WINDTREE:	If to MRI:

Windtree Therapeutics, Inc. 2600 Kelly Road, Suite 100 Warrington, PA 18976 Attention: Legal Department	Momentum Research Inc. [***] Attention: Gad Cotter Title: C.E.O.
(E) [***]	(E) [***]

If WINDTREE delivers, ships, or mails materials or documents to MRI, or requests that MRI deliver, ship, or mail materials or documents to WINDTREE or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by WINDTREE, provided that MRI followed WINDTREE's written instructions for the materials that were delivered, shipped, or mailed. MRI disclaims any liability for the actions or omissions of reputable third-party delivery services or carriers.

20. INSURANCE.

Each party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations hereunder, and, upon request, each party will provide to the other party a certificate of insurance showing that such insurance is in place.

21. INFLATION ADJUSTMENTS.

Over multiple calendar years, MRI may increase its fees at the beginning of each calendar year to reflect increases in MRI’s business costs on a prospective basis only. MRI’s overall cost increase for any twelve (12) month period shall not exceed the lesser of: (a) the percentage charge in the wages/earnings survey (or an equivalent inflation index), as published in the Economist (or as reported at WWW.ECONOMIST.COM), for the preceding twelve (12) month period for the country where services are to be performed; and (b) the percentage change in the consumer price index (CPI), as published in the Economist (or as reported at WWW.ECONOMIST.COM), during the preceding twelve (12) month period for the country where services are to be performed.

22. ASSIGNMENT.

Due to the specialized nature of the Services provided by MRI hereunder, MRI shall not assign, transfer or convey this Agreement or any moneys due or to become due hereunder without the prior written consent of WINDTREE. WINDTREE may assign its rights and obligations under this Agreement to a wholly-owned subsidiary, or in connection with the sale of all or substantially all of its assets or the merger, acquisition, or other consolidation of WINDTREE with or into another party, and MRI’s consent shall not be required hereunder in connection therewith.

23. CHOICE OF LAW, WAIVER AND ENFORCEABILITY.

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Delaware, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

24. SURVIVAL.

The rights and obligations of WINDTREE and MRI under this Agreement, which by intent or meaning have validity beyond such termination of this Agreement (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement and any Work Order.

25. DISPUTE RESOLUTION.

Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled first by reasonable, good faith negotiations between the parties. If the parties cannot settle any such controversy or claim within a reasonable period of time, then the matter shall be settled by arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Any such arbitration shall take place in New York, New York. Such arbitration shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA rules. The arbitrator shall not have the power to award any punitive damages or any damages excluded by this Agreement. The arbitrator shall have the power to award attorneys’ fees and costs as the arbitrator may deem appropriate.

26. ENTIRE AGREEMENT, HEADINGS AND MODIFICATION.

This Agreement, together with the applicable Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions; provided that the parties acknowledge and agree that the obligations of confidentiality set forth in the Confidential Disclosure Agreements between them dated January 8, 2020 and January 29, 2020, respectively, remain in full force and effect. The descriptive headings of the sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties. This Agreement, as well as any amendments hereto, may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. Telecopied or scanned signatures will be deemed to have the same effect as an original.

IN WITNESS WHEREOF, THIS AGREEMENT has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

Windtree Therapeutics, Inc.		Momentum Research, Inc.

By:	/s/Steven G. Simonson	By:	/s/Gad Cotter
Name:	Steven G. Simonson, MD	Name:	Gad Cotter
Title:	Senior Vice President and Chief Medical Officer	Title:	CEO
Date:	February 13, 2020	Date:	February 13, 2020